Exhibit 99.2

First Charter Corporation Friday, June 20, 2003 Conference Call

Forward Looking Statements 2 This presentation contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation, including, without limitation, statements relating to the earnings outlook of the company. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected results in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the company does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the company is engaged; (9) regulatory compliance cost increases are greater than expected; and (10) decisions to change the business mix of the company. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter's reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC's website (www.sec.gov) or at First Charter's website (www.firstcharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's judgments only as of the date hereof. The company undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

Discussion Topics Loan Sales Increase in Provision for Loan Losses Repositioning of the Securities Portfolio Repositioning Liabilities Reduced Interest Income Sale of Other Real Estate Earnings Impact 3

Loan Sales Sale of $60.5-million non-accruing and higher risk loans Benefits Significantly improve asset quality of the loan portfolio Lessen financial risk Eliminate significant future collection expense 4

5 Estimated Provision for Second Quarter 2003: Provision for Loan Losses $19.5 million to $20.5 million compared to $2.1 million for the First Quarter 2003

Provision for Loan Losses Recent appraisals and deteriorating financials on certain commercial loans 6 Provision Impact $7.0MM to $8.0MM

Provision for Loan Losses Recent appraisals and deteriorating financials on certain commercial loans Discount on loan sales 7 Provision Impact $7.0MM to $8.0MM $4.0MM to $5.0MM

Provision for Loan Losses Recent appraisals and deteriorating financials on certain commercial loans Discount on loan sales Impact of loan sales on loss ratios used in allowance model and current evaluation of economic and operational factors 8 Provision Impact $7.0MM to $8.0MM $4.0MM to $5.0MM $2.5MM to $3.0MM

Provision for Loan Losses Recent appraisals and deteriorating financials on certain commercial loans Discount on loan sales Impact of loan sales on loss ratios used in allowance model and current evaluation of economic and operational factors Residential rental property loans with questionable appraisals and collateral values 9 Provision Impact $7.0MM to $8.0MM $4.0MM to $5.0MM $2.5MM to $3.0MM $2.4MM

Asset Quality Forecast First Quarter Second Quarter 2003 2003 10 Excludes loans held for sale Forecasted ratios assume the completion of the pending loan sale Excludes reduction in allowance for loan losses related to loan sales Forecast Problem Assets Classified Assets / Net Loans Nonperforming Loans Nonperforming Loans / Net Loans Nonperforming Assets Nonperforming Assets / Net Loans and Foreclosed Properties Charge-offs Net Charge-offs / Net Loans-annualized Allowance for Loan Losses Allowance for Loan Losses / Net Loans Allowance for Loan Losses / Nonperforming Loans 4.71% 1.90% to 2.10% 1.44% 0.50% to 0.65% 1.97% 0.85% to 1.00% 0.43% 0.42% to 0.48% 1.28% 1.13% to 1.17% (1) (2) (3) 88% 180% to 210%

Nonperforming Loans by Size-Forecast 11 $1MM and Larger $250M to $999M Less than $250M Total Dollar O/S $0 $2.3-$3.3 million $8.3-$9.8 million (1) Excludes loans held for sale Forecast assumes the completion of the pending loan sale (2)

Repositioning of the Securities Portfolio 12 Repositioning of $451.0 million to $476.0 million of the securities portfolio Estimated gains of $7.0 million to $8.0 million Sale proceeds will be reinvested in shorter term, lower coupon mortgage backed securities

Repositioning Liabilities 13 Prepayment of approximately $50.0 million in Federal Home Loan Bank advances Costs associated with prepayment expected to be $7.0 million to $8.0 million Will result in lower interest expense of $0.9 million for remainder of 2003

Reduced Interest Income 14 Lower interest income than original guidance for the second quarter of approximately $2.7 to $3.2 million due to the following items: Prepayment speeds on securities portfolio greater than anticipated, resulting in lower yielding assets Slower commercial and consumer loan growth than anticipated Reinvestment of proceeds from sale of higher risk loans into lower yielding assets

Sale of Other Real Estate 15 Two largest properties sold Both properties sold above book value Properties sold in cash transactions valued at $4.7 million Sales resulted in $0.3 million gain

Earnings Impact 16 Estimated loss for the second quarter: $3.0 million to $4.5 million Estimated EPS loss for the second quarter: $0.10 per share to $0.15 per share Full year 2003 guidance will be provided during the Second Quarter 2003 Conference Call

NASDAQ: FCTR 17